Exhibit 10.90

Summary of Loan Agreement Entered into by and between Shenzhen
BAK Battery Co., Ltd. (“the Company”) and Shenzhen Eastern Branch, Agricultural
Bank of China (“the Creditor”) dated July 22, 2009

Main contents

  Contract number: 81101200900001661;
  Loan principal: RMB 50 million;
  Loan term: from July 22, 2009 to January 21, 2010;
  Floating interest rate: annually 4.617%, rate adjustment in a 3-month cycle;

  Interest accrued and settled per month, interest settlement day is the 20th day of each month;

  Penalty interest rate for delayed repayment: 4.617% plus 30% *4.617%;

  Penalty interest rate for embezzlement of loan proceeds: 4.617% plus 50% *4.617%;

  Purpose of the loan is to provide working capital for purchasing raw material of the Company;
  Advanced repayment of loan needs to be approved by the Creditor;
  Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.
  Supplemental: in the event that the Company repaid the loan in advance, it has to pay extra handling fee: advanced repaid amount * share months * 1%.

Headlines of the articles omitted:

  Loan arrangement
  Interest clearing of the loan
  Payment of the loan
  Rights and obligation of the Creditor
  Rights and obligations of the Company
  Interest penalty of loan
  Guarantee of the loan agreement
  Disputation settlement
  Validity
  Text
  Notification